Exhibit 99.1

FOR IMMEDIATE RELEASE

GEMSTAR-TV GUIDE ANNOUNCES THIRD QUARTER RESULTS

(November 2, 2006) Los Angeles, California - Gemstar-TV Guide International, Inc. (NASDAQ: GMST) announced that for the quarter ended September 30, 2006, the Company reported revenues of $148.9 million, a decrease of $3.6 million from revenues of $152.5 million in the third quarter of 2005. Revenues for the Company’s Cable and Satellite and Consumer Electronics segments increased 11% and 32% respectively, versus the third quarter of 2005.

Operating income for the third quarter of 2006 was $12.9 million, which included depreciation and amortization charges of $8.4 million, compared with an operating loss of $(5.9) million for the quarter ended September 30, 2005, which included depreciation and amortization charges of $7.1 million.

The Company reported income from continuing operations before income taxes of $19.8 million for the third quarter of 2006, compared with a loss from continuing operations before income taxes of $(2.1) million for the third quarter of 2005.

Net income for the third quarter of 2006 was $17.5 million, or $0.04 per share, including an income tax expense of $2.3 million, compared with net income of $51.0 million, or $0.12 per share, in the third quarter of 2005, which included a $51.1 million income tax benefit.

Rich Battista, CEO of Gemstar-TV Guide said, "I'm pleased with the Company's solid performance this past quarter.  We continue to make strides throughout our businesses as we seek to firmly position ourselves as the leading cross-platform provider of television and entertainment guidance.  To that end, the third quarter saw some important developments - we re-designed TVGuide.com and focused the site more expressly on broadband and multimedia, we entered into strategic agreements with both Yahoo! and TiVo, and we extended our relationship with Panasonic in Japan."

He continued, "We saw improved results this quarter in revenue and adjusted EBITDA in both our Cable and Satellite and Consumer Electronics segments.  In our publishing business, we were able to reduce the losses at TV Guide magazine as we continue to invest in this important asset.  We're encouraged by positive consumer and industry reactions to the magazine and pleased with the innovative content and advertising initiatives that we have been able to extend beyond the magazine to our other platforms. Hanes, Unilever and P&G were among the clients advertising across our businesses this past quarter. Moving forward, we will remain focused on cross-platform initiatives - in advertising, content creation and product development."

Nine Month Consolidated Performance

For the nine months ended September 30, 2006, total revenues were $426.3 million, a decline of $48.5 million, compared with revenues of $474.8 million for the nine months ended September 30, 2005.

Nine month Consolidated Performance (cont’d)

Revenues for the Company’s Cable and Satellite and Consumer Electronics segments increased 10% and 16% respectively, versus the nine months ended September 30, 2005.

Operating income for the nine months ended September 30, 2006 was $35.8 million, which included depreciation and amortization charges of $25.0 million. For the nine months ended September 30, 2005, the Company reported an operating loss of $(0.1) million, which included depreciation and amortization charges of $21.0 million.

For the nine months ended September 30, 2006, the Company reported income from continuing operations before income taxes of $54.7 million. For the nine months ended September 30, 2005, income from continuing operations before income taxes was $10.5 million.

Net income for the nine months ended September 30, 2006 was $40.7 million, or $0.10 per share, including an income tax expense of $14.0 million. The Company reported net income for the nine months ended September 30, 2005 of $42.1 million, or $0.10 per share, which included a $26.9 million income tax benefit.

Third Quarter Highlights

Cable and Satellite Segment

▪	TV Guide Interactive revenues increased 19% versus Q3 2005, driven by a 22% growth in digital cable and satellite households.

▪	TV Guide Channel revenues increased 6% versus Q3 2005, driven by an increase in advertising revenues.

▪	TVG Network increased both handle and revenue by 6% and increased domestic distribution by 16% versus Q3 2005.

Publishing Segment

▪	TV Guide magazine’s popular Fall Preview and Returning Favorites issues in the quarter combined sold more than 1 million copies at newsstand, outperforming last year's issues by 23%.

▪	TV Guide Online (www.tvguide.com) increased uniques by 29% to 3.1 million average per month versus Q3 2005.
-
Launched redesigned TVGuide.com Web site which included expanded broadband video offerings, enhanced editorial and news, easier navigation, more photos, more movie news, expanded community, increased personalization and improved our rich media offerings for advertisers.

-	The most heavily trafficked TV information Web sites for page views per unique user and average time spent on site per unique user for the second quarter in a row.

Consumer Electronics (CE) Segment

▪	CE IPG Patent Licensing revenues increased 133% versus Q3 2005.

-
Signed a license agreement with Yahoo! Inc. for interactive program guides delivered by Yahoo! via the internet or on PCs. The agreement includes various branding and promotional opportunities for TV Guide across the Yahoo! Network.

▪	CE IPG Technology revenues increased 32% versus Q3 2005.

-
Signed a renewed multi-year license agreement with Panasonic to incorporate Gemstar-TV Guide’s G-GUIDE® Interactive Program Guide Technology into digital televisions and digital video recorders in Japan, including new interactive program guide technology.

Third Quarter 2006 Segment Financial Performance

The schedule below reflects Gemstar-TV Guide’s performance for the quarter and nine months ended September 30, 2006 and 2005, by segment. Segment information is presented and reconciled to consolidated income from continuing operations before income taxes as follows:

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONSOLIDATED CONTINUING SEGMENT PERFORMANCE (1)
(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Cable and Satellite Segment:
Revenues	$75,162	$67,694	$221,458	$201,974
Operating expenses (2)	40,573	38,761	126,216	120,266
Adjusted EBITDA(3)	34,589	28,933	95,242	81,708
Publishing Segment:
Revenues	45,701	63,557	120,865	200,597
Operating Expenses(2)	54,757	87,033	153,977	251,012
Adjusted EBITDA(3)	(9,056)	(23,476)	(33,112)	(50,415)
Consumer Electronics Segment:
Revenues	28,084	21,225	83,945	72,253
Operating Expenses(2)	14,885	12,575	40,688	40,037
Adjusted EBITDA(3)	13,199	8,650	43,257	32,216
Corporate Segment:
Operating Expenses(2)	16,804	12,887	43,156	42,522
Adjusted EBITDA(3)	(16,804)	(12,887)	(43,156)	(42,522)
Consolidated:
Revenues	148,947	152,476	426,268	474,824
Operating Expenses (2)	127,019	151,256	364,037	453,837
Adjusted EBITDA(3)	21,928	1,220	62,231	20,987
Stock compensation …	(627)	(39)	(1,463)	(94)
Depreciation and amortization	(8,420)	(7,060)	(24,987)	(21,029)
Operating income (loss)	12,881	(5,879)	35,781	(136)
Interest income, net	6,788	4,164	18,566	10,980
Other income (expense), net	86	(354)	337	(324)
Income (loss) from continuing operations before income taxes	$19,755	$(2,069)	$54,684	$10,520

(1) Segment information is presented and reconciled to consolidated income from continuing operations before income taxes in accordance with SFAS No. 131. In 2005, the Company sold its SkyMall business and accordingly, the operations have been reclassified from the Publishing Segment to Discontinued Operations. Additionally, certain financial statement items for the prior period have been reclassified to conform to the 2006 presentation.
(2) Operating expenses means operating expenses, excluding stock compensation, depreciation and amortization and impairment of intangible assets.
(3) Adjusted EBITDA is defined as operating income (loss), excluding stock compensation, depreciation and amortization and impairment of intangible assets. The Company believes adjusted EBITDA to be relevant and useful information as adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of, and make decisions about, resource allocation to the industry segments.
(4) Intersegment revenues and expenses have been eliminated from segment financial information as transactions between reportable segments are excluded from the measure of segment profit and loss reviewed by the chief operating decision maker.

Cable and Satellite Segment

▪
For the quarter ended September 30, 2006, revenues for the Cable and Satellite Segment were $75.2 million, an increase of 11% versus the prior year’s quarter. Revenue increased 19% at TV Guide Interactive and 6% at both TV Guide Channel and TVG Network, all contributing to the overall improvement.

▪
Adjusted EBITDA for the Cable and Satellite Segment increased to $34.6 million, a 20% increase versus the prior year’s quarter. The increase was due to the increase in revenues noted above, partially offset by a $2.1 million increase in TV Guide Channel programming and marketing expenses, and $0.6 million in operating expense for TV Guide Mobile, a new business unit created in the fourth quarter of 2005.

Publishing Segment

▪
For the quarter ended September 30, 2006, revenues for the Publishing Segment were $45.7 million, a decrease of 28% versus the prior year’s quarter. As planned, the reformatted full size, full color TV Guide magazine reduced its circulation, thus decreasing circulation revenue by $9.4 million. Advertising revenue for the new magazine decreased $6.4 million relative to the digest format magazine produced in the prior year’s quarter. TV Guide magazine maintains a 52 week fiscal year instead of a calendar year which results in an additional fiscal week every several years. The third quarter of 2006 included this extra week and therefore results include $2.6 million in revenue for the extra issue.

▪
Adjusted EBITDA loss for the Publishing Segment improved 61% to $(9.1) million, from a loss of $(23.5) million in the prior year’s quarter. The decrease was primarily due to a $20.0 million reduction in TV Guide magazine production costs, and an operating cost decrease of $2.6 million associated with the new format and the absence of $10.6 million in expenses incurred in 2005 related to the discontinued Inside TV magazine.

Consumer Electronics (CE) Segment

▪
For the quarter ended September 30, 2006, revenues for the CE Segment were $28.1 million, a 32% increase versus the prior year’s quarter. CE IPG Patent License revenue increased 133% and CE IPG Technology revenue increased 32% versus the prior year’s quarter. VCR Plus+ revenues decreased 6% versus the prior year’s quarter. Third quarter revenues included approximately $4 million associated with catch-up payments under agreements entered into during the quarter.

▪	Adjusted EBITDA for the CE Segment increased 53 % versus the prior year’s quarter, to $13.2 million. This was primarily due to the increased revenues noted above.

Corporate Segment
▪
Adjusted EBITDA loss for the Corporate Segment was $(16.8) million, an increase of 30%, from a loss of $(12.9) million in the prior year’s quarter. The increase was driven by the planned increase in strategic initiative spending in product and technology development and the implementation of the Company’s new centralized financial system. The quarter also benefited from a $3.9 million reduction in accrued legal expenses after Mr. Yuen, a former chief executive officer, relinquished his claim to indemnification for certain attorney fees and costs.

Discussion of Cash and Liquidity

As of September 30, 2006, our cash, cash equivalents and marketable securities were $524.1 million. In addition, we had restricted cash of $31.6 million maintained in segregated, interest-bearing accounts.

Net cash flows provided by operating activities were $68.5 million for the nine months ended September 30, 2006 compared to cash used of $68.0 million for the same period last year. This increase was primarily due to the receipt of $44.6 million in net income tax refunds compared to income tax payments of $52.5 million in the first nine months of 2005.

TV Guide magazine incurred approximately $32 million in operating losses for the nine months ended September 30,2006.  We anticipate incurring operating losses in conjunction with TV Guide magazine of approximately $17 million for the remainder of 2006.  Included in these losses are IPO fees and additional consumer marketing and promotion costs.  We anticipate incurring operating losses of appoximately $30 million to $35 million in 2007 and continuing, but declining, losses for approximately the next three years thereafter.

We continue to pursue various strategic initiatives to better position ourselves as the leading consumer brand for video guidance across multiple platforms. We anticipate that these initiatives will result in additional capital and operating expenditures. In addition, we will evaluate business opportunities and consider investments that enhance shareholder value. For the nine months ended September 30, 2006, we made capital expenditures of $15.8 million. For the remainder of 2006 we plan to make capital expenditures of approximately $17 million to $20 million. This spending primarily relates to enhancing our data infrastructure, building a digital content infrastructure, increasing production infrastructure for TV Guide Channel and upgrading our systems and information technology infrastructure, including implementing Oracle as our centralized financial system. In addition to these capital expenditures, we anticipate operating expenses associated with these initiatives, and for additional research and development activities. For the nine months ended September 30, 2006, we incurred approximately $12.1 million of these operating expenses and expect to incur an additional $4 million to $6 million, for the remainder of 2006. As with our business development and product development and technology groups’ costs, to the extent that these costs support company-wide initiatives or to the extent that they represent preliminary spending related to initiatives that have not been assigned to business segments, these costs are included in operating expenses in our Corporate Segment.

We receive nonrefundable prepaid license fees from certain licensees.  Prepaid subscriptions and license fees are included in deferred revenue on the condensed consolidated balance sheets.  As of September 30, 2006, current and long-term deferred revenue totaled $513.7 million.  Our liability for prepaid magazine subscriptions is limited to the unearned payments in the event customers cancel their subscriptions.  Our liability for other payments is limited to a refund of unearned payments in the event that we are unable to provide service.  No mateial refunds have been paid to date.  For the nine months ended September 30, 2006, we reduced our balance sheet deferred revenue by $51.5 million, including $14.5 million related to the reduction in TV Guide magazine's circulation base.  We anticipate reducing our balance sheet deferred revenues by approximately $18 million during the remainder of 2006, primarily from the recognition of deferred revenue.

Conference Call
Gemstar-TV Guide will host a conference call with the financial community today, Thursday, November 2, 2006 at 2:00 p.m. PST (5:00 p.m. EST). Rich Battista, chief executive officer, and Bedi A. Singh, chief financial officer, will present management’s review of the third quarter’s results, followed by a question and answer period.

The conference call will also be broadcast live via both teleconference and Internet web cast. Investors and analysts may connect to the call by dialing (800) 510-9836 (domestic) or (617) 614-3670 (international). The conference ID number is "73154161". To listen via web cast, link to the Company's Website http://ir.gemstartvguide.com.

Investors unable to listen to the call live may access an audio replay, which will be hosted for one week following the conclusion of the call. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international). The conference ID number is"97986944". An audio archive will also be hosted on the Company’s investor relations Website at http://ir.gemstartvguide.com. Replays will be available approximately two hours following the conclusion of the call.

About Gemstar-TV Guide International, Inc.
Gemstar-TV Guide International, Inc. (the "Company") (NASDAQ: GMST) is a leading media, entertainment and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and entertainment needs of consumers worldwide. The Company's businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance or results to differ materially from those in the forward-looking statements, including risks and uncertainties related to the transformation of our TV Guide magazine publishing business; timely availability and market acceptance of products and services incorporating the Company's technologies and content; our investment in new and existing businesses, including TV Guide magazine, TV Guide Spot and TV Guide Mobile; the impact of competitive products, services and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company's SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TV Guide Spot, TV Guide Channel, TV Guide Online, TV Guide Mobile and TVG Network are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies, products and services used herein are for identification purposes only and may be trademarks of their respective owners.

Financial Tables Follow

Contacts:
Gemstar-TV Guide International, Inc (Analysts and Shareholders) Robert L. Carl VP, Investor Relations 323-817-4600	(Media) Eileen Murphy SVP, Corporate Communications 212-852-7336

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$467,740	$465,131
Restricted cash	31,616	39,484
Marketable securities	56,346	9,253
Receivables, net	77,279	77,230
Deferred tax assets, net	24,806	21,305
Current income taxes receivable	—	50,204
Other current assets	17,682	29,348
Total current assets	675,469	691,955
Property and equipment, net	54,371	51,127
Indefinite-lived intangible assets	61,920	61,800
Finite-lived intangible assets, net	96,112	107,638
Goodwill	260,503	259,524
Income taxes receivable	61,712	55,629
Deferred tax assets, long-term, net	11	10,143
Other assets	20,380	21,866
	$1,230,478	$1,259,682
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$168,818	$195,396
Income taxes payable	10,548	3,259
Current portion of capital lease obligations	593	558
Current portion of deferred revenue	131,362	139,913
Total current liabilities	311,321	339,126
Long-term capital lease obligations, less current portion	12,266	12,715
Deferred revenue, less current portion	382,310	425,286
Other liabilities	108,506	109,349
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share	—	—
Common stock, par value $0.01 per share	4,337	4,337
Additional paid-in capital	8,466,836	8,465,785
Accumulated deficit	(7,982,232)	(8,022,885)
Accumulated other comprehensive income, net of tax	1,028	477
Treasury stock, at cost	(73,894)	(74,508)
Total stockholders’ equity	416,075	373,206
	$1,230,478	$1,259,682

See Notes to Condensed Consolidated Financial Statements as filed in the Company’s Form 10-Q.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS—UNAUDITED
(In thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Revenues:
Cable and Satellite	$75,162	$67,694	$221,458	$201,974
Publishing	45,701	63,557	120,865	200,597
Consumer Electronics	28,084	21,225	83,945	72,253
	148,947	152,476	426,268	474,824
Operating expenses:
Cable and Satellite	40,749	38,761	126,671	120,266
Publishing	54,854	87,033	154,230	251,012
Consumer Electronics	14,928	12,575	40,824	40,037
Corporate	17,115	12,926	43,775	42,616
Operating expenses, exclusive of depreciation and amortization	127,646	151,295	365,500	453,931
Depreciation and amortization	8,420	7,060	24,987	21,029
	136,066	158,355	390,487	474,960
Operating income (loss)	12,881	(5,879)	35,781	(136)
Interest income, net	6,788	4,164	18,566	10,980
Other income (expense), net	86	(354)	337	(324)
Income (loss) from continuing operations before income taxes	19,755	(2,069)	54,684	10,520
Income tax expense (benefit)	2,303	(51,149)	14,031	(26,883)
Income from continuing operations	17,452	49,080	40,653	37,403
Discontinued operations:
Income from discontinued operations	—	1,976	—	5,047
Income tax expense	—	59	—	309
Income from discontinued operations	—	1,917	—	4,738
Net income	$17,452	$50,997	$40,653	$42,141

Basic and diluted per share:
Income from continuing operations	$0.04	$0.12	$0.10	$0.09
Income from discontinued operations	0.00	0.00	0.00	0.01
Net income	$0.04	$0.12	$0.10	$0.10

Weighted average shares outstanding:
Basic	426,210	426,096	426,190	425,101
Diluted	426,262	426,367	426,244	426,232

See Notes to Condensed Consolidated Financial Statements as filed in the Company’s Form 10-Q.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—UNAUDITED
(In thousands)

	Nine Months Ended September 30,
	2006	2005

Cash flows from operating activities:
Net income	$40,653	$42,141
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	24,987	21,947
Deferred income taxes	6,631	(62,755)
Other	4,297	2,706
Changes in operating assets and liabilities:
Restricted cash	7,868	(446)
Receivables	448	9,519
Income taxes receivable	44,121	(42,575)
Other assets	11,033	9,543
Accounts payable, accrued liabilities and other liabilities	(27,276)	(46,196)
Income taxes payable	7,289	49,477
Deferred revenue	(51,527)	(51,400)
Net cash provided by (used in) operating activities	68,524	(68,039)
Cash flows from investing activities:
Investments	(3,241)	-
Purchases of marketable securities	(81,258)	(22,503)
Maturities and sales of marketable securities	34,541	22,980
Proceeds from sale of assets	8	134
Additions to property and equipment	(15,807)	(12,737)
Net cash used in investing activities	(65,757)	(12,126)
Cash flows from financing activities:
Repayment of capital lease obligations	(414)	(383)
Proceeds from exercise of stock options	123	5,663
Net cash (used in) provided by financing activities	(291)	5,280
Effect of exchange rate changes on cash and cash equivalents	133	(212)
Net increase (decrease) in cash and cash equivalents	2,609	(75,097)
Cash and cash equivalents at beginning of period	465,131	558,529
Cash and cash equivalents at end of period	$467,740	$483,432

See Notes to Condensed Consolidated Financial Statements as filed in the Company’s Form 10-Q.

Revenues by Segment and Business Unit (in thousands):

Cable and Satellite Segment:

	Three months ended				Nine months ended
	September 30,		Change		September 30,		Change
	2006	2005	Dollars	Percent	2006	2005	Dollars	Percent

TV Guide Channel	$30,389	$28,616	$1,773	6.2%	$97,016	$93,150	$3,866	4.2%
TV Guide Interactive	28,931	24,297	4,634	19.1%	83,381	71,055	12,326	17.3%
TVG Network	15,711	14,768	943	6.4%	40,810	37,721	3,089	8.2%
Other	131	13	118	907.7%	251	48	203	422.9%
Total	$75,162	$67,694	$7,468	11.0%	$221,458	$201,974	$19,484	9.6%

Publishing Segment:

	Three months ended				Nine months ended
	September 30,		Change		September 30,		Change
	2006	2005	Dollars	Percent	2006	2005	Dollars		Percent

TV Guide magazine	$43,402	$59,747	$(16,345)	(27.4)%	$113,214	$194,702		$(81,488)	(41.9)%
TV Guide Online	2,219	2,341	(122)	(5.2)%	7,231	5,783		1,448	25.0%
Other	80	1,469	(1,389)	(94.6)%	420	112		308	275.0%
Total	$45,701	$63,557	$(17,856)	(28.1)%	$120,865	$200,597	$	(79,732)	(39.7)%

(1) TV Guide magazine revenues are reported net of rack costs, retail display allowances, distribution fees and initial placement order (“IPO”) fees. IPO fees are initial fees paid to retailers for front end display pocket space at check out counters. For the three months and nine months ended September 30, 2006 initial placement order fees associated with acquiring new rack space for the full-sized TV Guide were $0.6 million and $3.4 million, respectively.

Consumer Electronics Segment:

	Three months ended				Nine months ended
	September 30,		Change		September 30,		Change
	2006	2005	Dollars	Percent	2006	2005	Dollars	Percent

IPG Patent Licensing	$11,372	$4,874	$6,498	133.3%	$29,058	$18,777	$10,281	54.8%
IPG Technology	6,265	4,746	1,519	32.0%	19,787	12,970	6,817	52.6%
VCR Plus +	9,157	9,758	(601)	(6.2)%	31,068	33,137	(2,069)	(6.2)%
Other	1,290	1,847	(557)	(30.2)%	4,032	7,369	(3,337)	(45.3)%
Total	$28,084	$21,225	$6,859	32.3%	$83,945	$72,253	$11,692	16.2%